Exhibit 99.1

NextTrip, Inc. (NASDAQ: NTRP) Reports Second Quarter Financial Results

Company Highlights 446% Quarter-over-Quarter Growth, and Leveraging Media-Travel Integration

Santa Fe, NM – October 15, 2025 – NextTrip, Inc. (NASDAQ: NTRP) (“NextTrip,” “we,” “our,” or the “Company”), a technology-forward media and travel company redefining how people discover, plan, and book travel, today announced the filing of its Form 10-Q and financial results for the second quarter ended August 31, 2025, with the Securities and Exchange Commission (SEC).

Bill Kerby, Founder & Chief Executive Officer of NextTrip, commented: “Q2 was a milestone quarter for NextTrip. We not only delivered measurable improvement compared to the first quarter but also achieved more in a single quarter than in our entire previous fiscal year. While our reported results reflect non-cash professional and consulting fees associated with completing the reverse takeover, Board transitions, acquisitions, and regulatory filings, these were essential one-time steps in building our foundation for growth. With our recent acquisitions now integrating and compounding, we expect to see momentum in Q3 and for the balance of our fiscal year and look forward to sharing our story with investors during one-on-one meetings and the Company presentation at next week’s LD Micro Main Event XIX Conference on October 20th.”

Q2 2026 Financial and Operational Highlights:

●	Revenue Growth: NextTrip’s fiscal second quarter revenues reached $757,648 surpassing total revenues for the entire prior fiscal year, a clear indicator of accelerating growth driven by recent acquisitions and the continued integration and buildout of the Company’s media-to-travel ecosystem.

●	Quarter-over-Quarter Momentum: Revenues increased 446% from fiscal Q1 levels of $138,827, reflecting expanding adoption of NextTrip’s platforms and the early impact of its “Watch. Scan. Book. Go.” strategy that bridges content and commerce.

●	Non-Cash Expenses: Quarterly results included elevated non-cash professional and consulting fees associated with the completion of the Company’s reverse takeover (RTO), Board transitions, acquisitions, and related regulatory filings, one-time costs that established a stronger foundation for future growth.

Key Company Developments (Q2 June – August 2025)

●	Acquisition of TA Pipeline: Strengthened NextTrip’s position in the high-growth group travel sector, providing scale in Mexico and the Caribbean and expanding the Company’s travel agent network.

●	Strategic Marketing Partnership with FINN Partners: Relaunch and rebrand of JOURNY, including original content, influencer-driven campaigns, and social media expansion, designed to increase monthly viewers from 1.5 million to 5 million by early 2026.

●	New Advertising Partnerships: Playa Resorts, Palladium Hotel Group, and ALTIERS joined JOURNY as advertising partners, validating NextTrip’s growing role as a travel media-to-booking gateway.

●	Expanded Leadership & Board: Strengthened Board composition with industry leaders whose expertise is closely aligned with stakeholders. Collectively, the Board and senior management are meaningful shareholders, and have invested more than $10 million in the Company.

Subsequent Company Developments

●	NextTrip’s JOURNY to Debut Original Food & Travel Series TIDE, exclusively on JOURNY Streaming and VOD Platforms, Produced by JOURNY’s in-house team in collaboration with luxury cruise line Sea Cloud, TIDE features celebrity chef Ben Robinson (Below Deck, Food Network) as he explores global ports through food and culture. The series highlights JOURNY’s ability to develop original, brand-funded content that engages audiences while creating measurable value for travel partners.

●	NextTrip Expands JOURNY with Launch of Video-on-Demand (VOD) Platform, extending Its Content-to-Commerce Ecosystem, with the launch of JOURNY’s VOD platform allowing audiences to stream JOURNY’s growing library of travel and lifestyle programming anytime, anywhere. The expansion enhances user engagement, strengthens advertiser partnerships, and deepens integration with NextTrip’s “Watch. Scan. Book. Go.” ecosystem connecting media inspiration to travel booking.

●	NextTrip Launched Travel Magazine 2.0, a Premium Editorial Platform Connecting Media and Booking, designed as the digital mid-funnel complement to JOURNY, Travel Magazine 2.0 blends editorial storytelling, influencer content, and interactive booking links. The platform is designed to drive monetization through advertising and affiliate bookings while advancing NextTrip’s strategy to redefine how consumers move from discovery to purchase within a unified media and travel environment.

LD Micro Main Event XIX Presentation Details

Date: Monday, October 20, 2025

Time: 12:30 PM PT / 3:30 PM ET

Track: 1

Webcast Registration: https://ldmicrocasts.com/#register

About NextTrip

NextTrip, Inc. (NASDAQ: NTRP) is redefining travel at the intersection of media and technology through a vertically integrated ecosystem that combines immersive content, smart booking tools, and premium services to inspire travelers first and seamlessly convert that inspiration into bookings. Powered by its proprietary NXT2.0 engine, NextTrip offers solutions across luxury hotels, cruises, group travel, and vacation packages, anchored by Five Star Alliance, featuring 5,000+ of the world’s finest properties, and TA Pipeline, a leading group travel and agent booking platform for Mexico and the Caribbean. At the top of the funnel, its media brands, JOURNY and Travel Magazine, reach millions of consumers through streaming and digital channels, creating a unique “content-to-commerce” model that drives high-value transactions for travelers while delivering measurable results for industry partners. NextTrip’s proposition, Watch. Scan. Book. Go., captures its mission to transform inspiration into action. For more information, visit www.nexttrip.com.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Richard Marshall

Director of Corporate Development

NextTrip, Inc

Richard.Marshall@NextTrip.com

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

NTRP@mzgroup.us

www.mzgroup.us

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